Exhibit 12

                        GTE CORPORATION AND SUBSIDIARIES
        Statements of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


                                                                                             Years Ended December 31,
                                                               Three Months Ended  ------------------------------------------
                                                                 March 31, 1999       1998            1997            1996
                                                                 --------------    ----------      ----------      ----------
                                                                                        (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges                              $      912      $    2,492      $    2,794      $    2,798
  Add (deduct):
     - Income taxes                                                       531           1,553           1,624           1,614
     - Interest expense                                                   328           1,397           1,283           1,146
     - Capitalized interest (net of amortization)                          (2)             (7)            (13)            (35)
     - Preferred stock dividends of Parent                                 --              --              --              --
     - Dividends on preferred securities of subsidiaries                   24              98             101             106
     - Additional income requirement on preferred dividends of              1               5               7              10
       subsidiaries
     - Minority interests                                                   9             199             155             149
     - Portion of rent expense representing interest                       38             155             133             131
                                                                   ----------      ----------      ----------      ----------
                                                                        1,841           5,892           6,084           5,919
  Deduct - Minority interests                                             (12)           (329)           (280)           (263)
                                                                   ----------      ----------      ----------      ----------

Adjusted earnings                                                  $    1,829      $    5,563      $    5,804      $    5,656
                                                                   ==========      ==========      ==========      ==========


Fixed charges:
  Interest expense                                                 $      328      $    1,397      $    1,283      $    1,146
  Dividends on preferred securities of subsidiaries                        24              98             101             106
  Additional income requirement on preferred dividends of                   1               5               7              10
  subsidiaries
  Portion of rent expense representing interest                            38             155             133             131
                                                                   ----------      ----------      ----------      ----------

                                                                          391           1,655           1,524           1,393
  Deduct - Minority interests                                              (7)            (60)            (66)            (68)
                                                                   ----------      ----------      ----------      ----------

Adjusted fixed charges                                             $      384      $    1,595      $    1,458      $    1,325
                                                                   ==========      ==========      ==========      ==========


RATIO OF EARNINGS TO FIXED CHARGES                                       4.76(a)         3.49(b)         3.98            4.27

                                                                 Years Ended December 31,
                                                               --------------------------
                                                                   1995           1994
                                                               ----------      ----------
                                                                 (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges                          $    2,538      $    2,441
  Add (deduct):
     - Income taxes                                                 1,466           1,532
     - Interest expense                                             1,151           1,139
     - Capitalized interest (net of amortization)                     (23)             (6)
     - Preferred stock dividends of Parent                              6              10
     - Dividends on preferred securities of subsidiaries               98              18
     - Additional income requirement on preferred dividends of         10              12
       subsidiaries
     - Minority interests                                             145             140
     - Portion of rent expense representing interest                  128             140
                                                               ----------      ----------
                                                                    5,519           5,426
  Deduct - Minority interests                                        (246)           (243)
                                                               ----------      ----------

Adjusted earnings                                              $    5,273      $    5,183
                                                               ==========      ==========


Fixed charges:
  Interest expense                                             $    1,151      $    1,139
  Dividends on preferred securities of subsidiaries                    98              18
  Additional income requirement on preferred dividends of              10              12
  subsidiaries
  Portion of rent expense representing interest                       128             140
                                                               ----------      ----------

                                                                    1,387           1,309
  Deduct - Minority interests                                         (70)            (68)
                                                               ----------      ----------

Adjusted fixed charges                                         $    1,317      $    1,241
                                                               ==========      ==========


RATIO OF EARNINGS TO FIXED CHARGES                                   4.00            4.18


(a) Excluding pretax special items of $(321) million, or $(189) million after-tax (see Note 3 in Part I. Financial Information), the Company's ratio of earnings to fixed charges for the three months ended March 31, 1999 would have been 3.92.

(b) Excluding pretax special charges of $755 million, or $482 million after-tax (see Note 3 in Part I. Financial Information), the Company's ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 3.96.